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FOR IMMEDIATE RELEASE                           Contact: Michael Sund, Director
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May 2, 1995                                     Corporate Communications
                                                (619) 453-8030


                         MYCOGEN TO CHANGE FISCAL YEAR

      SAN DIEGO, Calif. -- Mycogen Corporation (Nasdaq: MYCO) announced today that its board of directors has approved a change from its current calendar year end to a fiscal year ending August 31, effective August 31, 1995.

      Jerry Caulder, Mycogen's chairman, president and chief executive officer, said the change is being made to better match financial reporting with the company's business cycle. Since its December 1992 acquisition of the Mycogen Plant Sciences seed business, more than 70 percent of Mycogen's 1993 and 1994 operating revenues have come from the sale of planting seeds, and Caulder said the company expects the seed business to be the primary source of its future revenue growth.

      "Seed inventories reach their lowest point of the year in August, and production, marketing and promotional expenses are concentrated in the fall," Caulder explained. "This will put Mycogen on the same reporting cycle as other publicly traded seed companies and give a much more timely and accurate picture of the company's finances."

      Carl Eibl, Mycogen's executive vice president - finance and legal affairs, said Mycogen will remain on its present reporting cycle for the quarter ending June 30, and then report an audited eight-month year ending August 31, 1995.

      Mycogen is a diversified agricultural biotechnology company that develops and markets environmentally compatible biopesticides and planting seeds for improved crop varieties to control pests and increase food and fiber production.